Securities and Exchange Commission
Washington, DC 20549

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Form 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2000
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                 JWGenesis Financial Corp.
(Exact name of Registrant as Specified in Charter)

Florida	001-14205	65-0811010
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

980 North Federal Highway, Suite 210 Boca Raton, Florida	33432
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 338-2800

                                       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

          On August 31, 2000, JWGenesis Financial Corp. ("JWGenesis") and First Union Corporation ("First Union") executed an Agreement and Plan of Merger (the "Merger Agreement"), setting forth the terms and conditions of a proposed merger of JWGenesis into a newly formed subsidiary of First Union (the "Merger"). Pursuant to the terms of the Merger Agreement, JWGenesis will survive as a wholly-owned subsidiary of First Union. The JWGenesis Board of Directors has approved the Merger, and will recommend its approval to the JWGenesis stockholders.

          Under the terms of the Merger, each holder of JWGenesis common stock immediately prior to the effective time of the Merger would receive cash consideration of $12 per share (the "Merger Consideration"). The Merger Consideration would be reduced to (a) $11 per share, if registered representatives affiliated with JWGenesis' broker-dealer subsidiaries on August 31, 2000 and accounting for at least 95% of the aggregate trading commissions earned for the twelve months ended July 31, 2000 by such registered representatives (the "Aggregate Production") do not both (i) enter into contracts to affiliate with JWGenesis for the calendar year 2001 and (ii) continue as registered representatives as of the effective time of the Merger; and (b) $10 per share, if less than 90% of such registered representatives accounting for at least 90% of the Aggregate Production do not satisfy the foregoing conditions.

          JWGenesis' entire ownership interest in the stock of MVP.com, Inc. ("MVP") is excluded from the Merger, and at least a majority of its ownership interest will be distributed by JWGenesis as a special dividend to its stockholders prior to the Merger. As a result, no value was assigned to the MVP stock in arriving at the Merger Consideration. JWGenesis will transfer the MVP stock to a new special purpose limited liability company (the "Spin Off LLC"), and will distribute membership interests or units of the Spin Off LLC to the JWGenesis stockholders in payment of the special dividend. The dividend is expected to result in taxable income to the stockholders of approximately $0.68 per share. The record date for the special dividend has not yet been determined, but will be announced with not less than 20 days prior notice.

          Consummation of the Merger is subject to various conditions, including the approval by majority vote of JWGenesis' stockholders and the receipt of required regulatory approvals. Members of JWGenesis' executive management and certain other stockholders who hold an aggregate of approximately 30% of JWGenesis' outstanding shares have agreed to vote their shares in favor of the Merger.

          The Merger Agreement prohibits JWGenesis, without the consent of First Union, from soliciting, encouraging, or participating in any discussions regarding any other proposal to acquire JWGenesis or a substantial amount of its stocks or assets. However, under certain circumstances, JWGenesis may engage in discussions with another entity that delivers an unsolicited, written proposal that would result in a transaction more favorable to the JWGenesis stockholders than the Merger. First Union would be entitled to a $3.5 million termination fee if JWGenesis is involved in certain acquisition transactions.

          As a condition for the Merger, First Union required that the preexisting employment, nonsolicitation, or related agreements that provided for compensation, bonuses, or other payments to JWGenesis' three senior executives -- Marshall Leeds, Joel Marks, and Gregg Glaser, who are the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, respectively -- be terminated, and that each of those persons enter into a new agreement that will become effective at the time of the Merger, if it is approved by JWGenesis' stockholders. Under each new agreement, the executive's base compensation would be reduced from that in the preexisting agreement. None of the new agreements provide for any special payments to the executive that was not already required by or provided for in his preexisting agreements with JWGenesis (the terms of each of which have been previously disclosed and discussed in JWGenesis' proxy statement for its recent 2000 annual meeting of stockholders), although the timing of certain required payments would be adjusted to coordinate with the timing of the Merger and the new non-solicitation restrictions imposed by the new agreements.

          Certain statements included in this Form 8-K, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of JWGenesis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the failure of the Merger to be consummated, the impact of general economic conditions on the capital markets; changes in or amendments to regulatory authorities' capital requirements or other regulations applicable to JWGenesis or its subsidiaries; fluctuations in interest rates; increased levels of competition; and other factors referred to in JWGenesis' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, under "Item 1. Business - Certain Matters Regarding Forward Looking Statements," which is incorporated herein by this reference. Given such uncertainties, undue reliance should not be placed on such forward-looking statements. JWGenesis disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits
		2	Agreement and Plan of Merger dated as of August 31, 2000, by and among the Registrant and First Union Corporation.
		10(a)	Press Release of the Registrant dated September 1, 2000 (incorporated herein by reference to the Registrant's Schedule 14A, filed on September 1, 2000).

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JWGENESIS FINANCIAL CORP.

By: /s/ Joel E. Marks
Joel E. Marks
Vice Chairman and Chief Operating Officer

Dated: September 11, 2000